Exhibit 4.2

AMENDMENT NO. 1 TO

WARRANT TO PURCHASE COMMON STOCK

This AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) dated as of April 29, 2016, (the “Effective Date”) is entered into by xG Technology, Inc. (the “Company”), and [Holder] or its assigns (the “Holder”) of the Original Warrant (as defined below).

Recitals

WHEREAS, [HOLDER] the registered holder hereof or its permitted assigns (the “Holder”), was issued that certain WARRANT TO PURCHASE COMMON STOCK, by the Company, dated February 29, 2016; and

WHEREAS, the Holder is entitled to purchase from Company, at the Exercise Price (as defined below) then in effect, upon exercise of a Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Original Warrant”), certain fully paid and non-assessable shares of Common Stock (as defined below) (the “Warrant Shares”) registered pursuant to the Company’s Registration Statement on Form S-1 (File Number 333-208650); and

WHEREAS, the Warrant Shares were initially exercisable at the exercise price of $0.21 (the “Exercise Price”); and

WHEREAS, the parties desire that the Original Warrant be amended to reflect a change in certain provisions as specified below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

Section 1. Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Original Warrant.

Section 2. Amendments to Original Warrant.

(a)	Section 2(b) “Exercise Price” of the Original Warrant is hereby amended and restated in its entirety as follows:

“Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.07, subject to adjustment as provided herein.

Section 3. Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Original Warrant, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date, all references in the Original Warrant to “this Warrant”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Original Warrant shall mean the Original Warrant as amended by this Amendment. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Warrant and this Amendment, the provisions of this Amendment shall control and be binding.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instruments and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first written above by its respective officers thereunto duly authorized.

XG TECHNOLOGY, INC.

By:
Name:
Title:

Acknowledged and Accepted as of the date first written above:

[Holder]
Name of Holder

By:
Name:
Title: